Exhibit 99.1

Contact:	Raymond Martz	Tripp Sullivan
	Chief Financial Officer	Corporate Communications Inc.
	859/581-5900	615/254-3376

EAGLE HOSPITALITY COMPLETES $110 MILLION CREDIT FACILITY

New Senior Unsecured Credit Facility Can Be Increased to $200 Million

COVINGTON, Ky. (December 21, 2005) — Eagle Hospitality Properties Trust (NYSE: EHP) today announced that it has completed a $110 million senior unsecured credit facility. The facility is led by U.S. Bank as the Administrative Agent, with Key Bank as the Syndication Agent and LaSalle Bank as the Documentation Agent. Other participating banks include Harris Nesbitt, Merrill Lynch Capital and Wachovia Bank N.A. The facility, which can be increased to $200 million, matures January 1, 2009, and has a one-year extension option.

“We are pleased with the strong support and confidence that our bank group has shown in our growth strategy,” noted Raymond Martz, Chief Financial Officer of Eagle Hospitality. “The terms of the unsecured credit facility are flexible and the pricing is favorable, which should allow us to capitalize on opportunities in the market.”

“We are thrilled to have played a major part in Eagle Hospitality’s first credit facility and look forward to continuing to provide quality financial solutions to help them grow in a competitive hospitality business environment,” said Maureen “Mo” Dunne, Senior Vice President at U.S. Bank.

Eagle Hospitality Properties Trust, Inc. is a real estate investment trust focused on investment opportunities in the full-service and all-suite hotel industry. The Company owns 12 upper upscale full-service and all-suite hotels encompassing approximately 3,200 guest rooms with premier brands including Hilton, Embassy Suites, Marriott and Hyatt. The hotels are located in Arizona, California, Colorado, Florida, New York, Kentucky, Ohio, Illinois and Puerto Rico. More information on the Company can be found at www.eaglehospitality.com.

Cautionary Note Regarding Forward-Looking Statements

Certain matters discussed in this press release, such as our expected operating performance, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “anticipates,” “will,” “expect,” “intends,” “should” and words of similar meaning. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, including continued recovery in the Company’s specific markets, the hotel industry as a whole, and increased penetration by the Company’s hotels in their respective competitive markets, it can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from our current expectations are detailed in the Company’s 2004 Annual Report on Form 10-K and subsequent SEC reports.

The Company does not undertake a duty to update forward-looking statements. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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